Exhibit 5.1

INTERNAL REVENUE SERVICE DETERMINATION LETTER DATED JANUARY 18, 2008

2635122_2.DOC

INTERNAL REVENUE SERVICE DEPARTMENT OF THE TREASURY P. 0. BOX 2508 CINCINNATI, OH 45201

Employer Identification Number: 62-1051971
Date: JAN 18 2008 CSX CORPORATION C/O MARK S DRAY ESQ HUNTON & WILLIAMS LLP 951 E BYRD ST RICHMOND, VA 23219-4074

DLN:

17007031033017

Person to Contact:

W. BRAD SCHLEGEL ID# 52717

Contact Telephone Number:
(410) 962-9506

Plan Name:

CSX CORPORATION CAPITAL BUILDER PLAN

Plan Number: 004

Dear Applicant:

We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-1(b)(3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.

The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provide examples of the effect of a plan's operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination letter gives no reliance for any qualification change that becomes effective, any guidance published, or any statutes enacted, after the issuance of the Cumulative List (unless the item has been identified in the Cumulative List) for the cycle under which this application was submitted.

This letter may not be relied on after the end of the plan's first five-year remedial amendment cycle that ends more than 12 months after the application was received. This letter expires on January 31, 2012. This letter considered the 2005 Cumulative List of Changes in Plan Qualification Requirements.

This determination letter is applicable for the amendment(s) executed

Letter 2002 (DO/CG)

CSX CORPORATION

on 04/30/07 & 12/22/06.

This determination letter is also applicable for the amendment(s) dated on 12/28/05 & 03/18/05.

This determination letter is also applicable for the amendment(s) dated on 10/18/04 & 05/18/04.

This determination is subject to your adoption of the proposed amendments submitted in your letter dated 01/11/08. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

This plan satisfies the requirements of Code section 4975(e)(7).

The requirement for employee benefits plans to file summary plan descriptions (SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997. For more details, call 1-800-998-7542 for a free copy of the SPD card.

The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

We have sent a copy of this letter to your representative as indicated in the power of attorney.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely,

/s/ Andrew E. Zuckerman

Andrew E. Zuckerman

Director, EP Rulings & Agreements

Enclosures:

Publication 794

Addendum

Letter 2002 (DO/CG)

-3- CSX CORPORATION

This determination also applies to the amendments dated on 12/23/03, 08/30/02 and 06/04/02.